Exhibit 99.2

CSX QUARTERLY FINANCIAL REPORT

THIRD QUARTER 2018

CSX Announces Record Third Quarter 2018 Financial Results

JACKSONVILLE, Fla. - October 16, 2018 - CSX Corporation (NASDAQ: CSX) today announced third quarter 2018 net earnings of $894 million, or $1.05 per share, versus $459 million, or $0.51 per share in the same period last year (a 106 percent increase). CSX’s operating ratio set a company third quarter record of 58.7 compared with 68.4 percent in the prior year (a 970 basis point improvement).

“This quarter highlights the progress towards our transformation as we aim to deliver industry leading service to our customers,” said James M. Foote, president and chief executive officer. “I am proud of our team of hard-working employees who were able to produce these results.”

Revenue for the third quarter increased 14 percent over the prior year to $3.13 billion, supported by broad-based volume growth, increases in fuel recovery, favorable mix, higher supplemental revenue and pricing gains. Expenses declined 2 percent year over year to $1.84 billion, as expenses associated with increased volume and higher fuel prices were more than offset by efficiency gains as CSX continues to implement its scheduled railroading business model. This combination yielded operating income growth of 49 percent for the quarter to $1.29 billion compared to $868 million in the same period last year.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Kevin Boone
Operating Statistics..............................p. 11	Company’s most recent	www.csx.com	(904) 359-1090
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

CSX executives will conduct a conference call with the investment community this afternoon, October 16, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (1-888-EARN-CSX). For callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call and enter in 3276279 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.
About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For over 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.
This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.
More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).
Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.
Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.
Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended (a)				Nine Months Ended (a)
	Sep. 30, 2018	Sep. 30, 2017	$ Change	% Change	Sep. 30, 2018	Sep. 30, 2017	$ Change	% Change

Revenue	$3,129	$2,743	$386	14%	$9,107	$8,545	$562	7%
Expense
Labor and Fringe (b)	695	725	30	4	2,060	2,271	211	9
Materials, Supplies and Other	474	523	49	9	1,425	1,590	165	10
Depreciation	334	331	(3)	(1)	986	978	(8)	(1)
Fuel	268	205	(63)	(31)	793	621	(172)	(28)
Equipment and Other Rents	89	109	20	18	302	313	11	4
Restructuring Charge (b)(c)	—	1	1	100	—	226	226	100
Equity Earnings of Affiliates	(24)	(19)	5	26	(79)	(48)	31	65
Total Expense	1,836	1,875	39	2	5,487	5,951	464	8

Operating Income	1,293	868	425	49	3,620	2,594	1,026	40

Interest Expense	(162)	(132)	(30)	(23)	(468)	(406)	(62)	(15)
Restructuring Charge - Non-Operating (b)(c)	—	—	—	—	—	(70)	70	100
Other Income - Net (b)	19	14	5	36	54	41	13	32
Earnings Before Income Taxes	1,150	750	400	53	3,206	2,159	1,047	48

Income Tax Expense (d)	(256)	(291)	35	12	(740)	(828)	88	11
Net Earnings	$894	$459	$435	95%	$2,466	$1,331	$1,135	85%

Operating Ratio	58.7%	68.4%			60.3%	69.6%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$1.05	$0.51	$0.54	106%	$2.83	$1.45	$1.38	95%

Average Shares Outstanding, Assuming Dilution (Millions)	854	906			870	919

Cash Dividends Paid Per Common Share	$0.22	$0.20			$0.66	$0.58

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Sep. 30, 2018 (a)	Dec. 31, 2017 (a)
ASSETS

Cash and Cash Equivalents	$663	$401
Short-Term Investments	615	18
Other Current Assets	1,506	1,496
Properties - Net	31,871	31,764
Investment in Affiliates and Other Companies	1,764	1,686
Other Long-Term Assets	442	374
Total Assets	$36,861	$35,739

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$18	$19
Other Current Liabilities	1,926	1,875
Long-Term Debt	13,754	11,790
Deferred Income Taxes - Net	6,584	6,418
Other Long-Term Liabilities	844	916
Total Liabilities	23,126	21,018

Total Shareholders' Equity	13,735	14,721
Total Liabilities and Shareholders' Equity	$36,861	$35,739

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Nine Months Ended (a)
	Sep. 30, 2018	Sep. 30, 2017
OPERATING ACTIVITIES
Net Earnings	$2,466	$1,331
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	986	978
Deferred Income Taxes	148	161
Gain on Property Dispositions	(122)	(5)
Equity Earnings of Affiliates	(79)	(48)
Restructuring Charge (c)	—	296
Cash Payments for Restructuring Charge	(14)	(147)
Other Operating Activities - Net (e)	21	295
Net Cash Provided by Operating Activities	3,406	2,861

INVESTING ACTIVITIES
Property Additions	(1,240)	(1,462)
Proceeds from Property Dispositions	257	38
Purchase of Short-Term Investments	(611)	(645)
Proceeds from Sales of Short-Term Investments	15	957
Other Investing Activities	(8)	33
Net Cash Used in Investing Activities	(1,587)	(1,079)

FINANCING ACTIVITIES
Long-term Debt Issued	2,000	850
Long-term Debt Repaid	(19)	(332)
Dividends Paid	(570)	(530)
Shares Repurchased (f)	(2,816)	(1,763)
Accelerated Share Repurchase Pending Final Settlement (f)	(100)	—
Other Financing Activities	(52)	(19)
Net Cash Used in Financing Activities	(1,557)	(1,794)

Net Increase (Decrease) in Cash and Cash Equivalents	262	(12)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	401	603
Cash and Cash Equivalents at End of Period	$663	$591

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)
Fiscal Year: As previously announced, effective in third quarter 2017, CSX changed its fiscal reporting calendar from a 52/53 week year ending on the last Friday of December to a calendar year ending on December 31 of each year. The calendar year change was made on a prospective basis as it did not materially impact comparability of the Company’s financial results. As a result, the quarters and nine months ended September 30, 2018 and September 30, 2017 included the following number of days:

Quarters Ended			Nine Months Ended
Sep. 30, 2018	Sep. 30, 2017	Change	Sep. 30, 2018	Sep. 30, 2017	Change
92 days	92 days	—	273 days	274 days	(1 day)

b)
Pension and Other Post-Retirement Benefit Charges: In March 2017, the FASB issued Accounting Standard Update "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost," which requires that only the service cost component of net periodic benefit costs be recorded as compensation cost in operating expense on the consolidated income statement. All other components of net periodic benefit cost (interest cost, expected return on plan assets, amortization of net loss, special termination benefits and settlement and curtailment effects) should be presented as non-operating charges on the consolidated income statement. If these non-operating charges are related to prior year restructuring activities, they are presented as restructuring charge - non-operating as discussed in Footnote (c) below. Other non-operating charges are presented as other income - net. The Company adopted the provisions of this standard during first quarter 2018 and applied them retrospectively. The retrospective impact of adoption for third quarter and nine months ended 2017 is shown in the following table.

	Quarter Ended September 30, 2017
(Dollars in millions)	As Previously Reported	Reclassification of Net Benefit (Expense)	As Reclassified
Operating Expense:
Labor and Fringe	$717	$8	$725
Restructuring Charge	1	—	1
Non-Operating Income (Expense):
Restructuring Charge - Non-Operating	$—	$—	$—
Other Income - Net	6	8	14

	Nine Months Ended September 30, 2017
(Dollars in millions)	As Previously Reported	Reclassification of Net Benefit (Expense)	As Reclassified
Operating Expense:
Labor and Fringe	$2,249	$22	$2,271
Restructuring Charge	296	(70)	226
Non-Operating Income (Expense):
Restructuring Charge - Non-Operating	$—	$(70)	$(70)
Other Income - Net	19	22	41

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

c)
Restructuring Charge: The prior year restructuring charge included costs related to the management workforce reduction program completed in 2017, reimbursement arrangements with MR Argent Advisor LLC (“Mantle Ridge”) and the Company’s former President and Chief Executive Officer, E. Hunter Harrison, the proration of equity awards and other advisory costs related to the leadership transition. Payments related to the 2017 restructuring charge were substantially complete as of March 31, 2018.

During third quarter 2017, the restructuring charge of $1 million was incurred for advisory fees related to shareholder matters. Expenses related to the management workforce reduction and other costs during the nine months ended 2017 are shown in the following table.

	Nine Months Ended September 30, 2017
(Dollars in millions)	As Previously Reported	Operating Restructuring Charge	Non-Operating Restructuring Charge
Severance and Pension	$144	$91	$53
Other Post-Retirement Benefits Curtailment	17	—	17
Employee Equity Awards Proration and Other	16	16	—
Subtotal Management Workforce Reduction	$177	$107	$70
Reimbursement Arrangements	84	84	—
Executive Equity Awards Proration	24	24	—
Advisory Fees Related to Shareholder Matters	11	11	—
Total Restructuring Charge	$296	$226	$70

d)
Income Tax Expense: During the third quarter of 2018, the Company recorded favorable adjustments to income tax expense totaling $28 million, or $0.03 cents per share, primarily related to the resolution of a state tax matter and a federal deferred tax adjustment.

e)	Other Operating Activities - Net: In third quarter 2017, tax payments decreased primarily due to a temporary extension for companies in areas affected by Hurricane Irma.

f)	Shares Repurchased: During third quarter and nine months ended 2018 and 2017, the Company engaged in the following repurchase activities:

	Quarters Ended		Nine Months Ended
	Sep. 30, 2018	Sep. 30, 2017	Sep. 30, 2018	Sep. 30, 2017
Shares Repurchased (Millions)	15	20	46	35
Cost of Shares (Dollars in millions)	$1,006	$1,006	$2,816	$1,763
Average Cost per Share Repurchased	$70.18	$51.33	$61.64	$50.52
On July 19, 2018, the Company entered into an accelerated share repurchase agreement to repurchase shares of the Company’s common stock. Under this agreement, the Company made a prepayment of $500 million to a financial institution and received an initial delivery of 6 million shares valued at $400 million. The remaining prepaid balance of $100 million, not included in the cost of shares above, was settled through receipt of additional shares on October 11, 2018, subsequent to third quarter. The final settlement was based on the volume-weighted average price of the Company's common stock over the term of the agreement, less a discount. Approximately 7 million total shares were repurchased under the agreement.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended September 30, 2018 (92 days) and September 30, 2017 (92 days)

	Volume			Revenue			Revenue Per Unit
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Chemicals	172	164	5%	$596	$546	9%	$3,465	$3,329	4%
Agricultural and Food Products	112	106	6	325	288	13	2,902	2,717	7
Automotive	111	105	6	300	269	12	2,703	2,562	6
Minerals	85	80	6	137	120	14	1,612	1,500	7
Forest Products	74	64	16	223	181	23	3,014	2,828	7
Metals and Equipment	69	64	8	205	178	15	2,971	2,781	7
Fertilizers	60	68	(12)	104	106	(2)	1,733	1,559	11
Total Merchandise	683	651	5	1,890	1,688	12	2,767	2,593	7
Coal	234	218	7	588	514	14	2,513	2,358	7
Intermodal	739	718	3	500	446	12	677	621	9
Other	—	—	—	151	95	59	—	—	—
Total	1,656	1,587	4%	$3,129	$2,743	14%	$1,889	$1,728	9%

Nine Months Ended September 30, 2018 (273 days) and September 30, 2017 (274 days)

	Volume			Revenue			Revenue Per Unit
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Chemicals	503	508	(1)%	$1,741	$1,664	5%	$3,461	$3,276	6%
Agricultural and Food Products	331	341	(3)	959	941	2	2,897	2,760	5
Automotive	341	340	—	934	892	5	2,739	2,624	4
Minerals	237	233	2	388	362	7	1,637	1,554	5
Forest Products	212	198	7	633	567	12	2,986	2,864	4
Metals and Equipment	202	201	—	589	546	8	2,916	2,716	7
Fertilizers	188	223	(16)	332	353	(6)	1,766	1,583	12
Total Merchandise	2,014	2,044	(1)	5,576	5,325	5	2,769	2,605	6
Coal	657	631	4	1,660	1,566	6	2,527	2,482	2
Intermodal	2,163	2,124	2	1,439	1,328	8	665	625	6
Other	—	—	—	432	326	33	—	—	—
Total	4,834	4,799	1%	$9,107	$8,545	7%	$1,884	$1,781	6%

CSX Corporation

VOLUME AND REVENUE
Total revenue increased 14 percent for third quarter 2018 when compared to third quarter 2017, due to volume growth in most markets, increases in fuel recovery, favorable mix, higher other revenue and price increases.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended		Nine Months Ended
(Dollars in millions)	Sep. 30, 2018 (92 days)	Sep. 30, 2017 (92 days)	Sep. 30, 2018 (273 days)	Sep. 30, 2017 (274 days)
Fuel Surcharge Revenue	$182	$83	$476	$256
Fuel Lag	$3	$(7)	$(16)	$(11)

Merchandise
Chemicals - Volume increased as stronger crude oil, waste and core chemicals shipments more than offset reduced fly ash and sand shipments.
Agricultural and Food Products - Volume increased due to gains in the domestic and export grain markets, which were partially offset by losses in the ethanol market.
Automotive - Volume increased due to higher North American vehicle production of trucks and SUVs.
Minerals - Volume increased due to stronger shipments for construction and paving projects.
Forest Products - Volume increased due to strength in building products as well as e-commerce driven pulpboard demand.
Metals and Equipment - Volume increased due to stronger metals shipments driven by truck conversions to rail, higher mill capacity utilization and greater demand for construction and pipe.
Fertilizers - Volume declined due to the closure of a customer facility in late 2017 that previously moved short-haul rail shipments.
Coal
Domestic - Utility coal volume declined reflecting strong competition from natural gas. Coke, iron ore and other volume increased primarily driven by stronger domestic steel production.
Export - Volume increased as global supply levels and elevated global benchmark prices supported continued demand for U.S. coal.

	Quarters Ended			Nine Months Ended
(Millions of tons)	Sep. 30, 2018 (92 days)	Sep. 30, 2017 (92 days)	Change	Sep. 30, 2018 (273 days)	Sep. 30, 2017 (274 days)	Change
Coal Tonnage
Domestic	15.8	16.1	(2)%	41.8	46.0	(9)%
Export	10.7	8.8	22	32.7	25.7	27
Total Coal	26.5	24.9	6%	74.5	71.7	4%
Intermodal
Domestic - Volume increased as tight truck supply drove growth with existing customers, which was partially offset by the rationalization of low-density lanes in late 2017.
International - Volume increased driven by new customers and strong performance with existing customers, which more than offset losses from the rationalization of low-density lanes in late 2017.
Other Revenue
Other revenue increased $56 million versus prior year primarily due to increases in incidental charges.

CSX Corporation

EXPENSE
Expenses of $1.8 billion decreased $39 million, or two percent, year over year, primarily driven by gains from line and real estate sales and reductions in workforce and crew starts as a result of implementing scheduled railroading, partially offset by fuel price increases.
Labor and Fringe expense decreased $30 million primarily due to the following:

•	Lower headcount and crew starts drove a $39 million reduction in expense, despite higher volume and inflation.

•	Incentive compensation increased $11 million due to higher projected payouts.
Materials, Supplies and Other expense decreased $49 million primarily driven by gains from line and real estate sales, which were $52 million higher than prior year.
Depreciation expense slightly increased primarily due to a larger asset base.
Fuel expense increased $63 million due to the following:

•	A 27 percent price increase drove $57 million in additional fuel expense.

•	Higher volume-related fuel costs were partially offset by cost savings from fuel efficiency initiatives.
Equipment and Other Rents decreased $20 million primarily due to reduced days per load for merchandise and automotive markets, partially offset by volume-related costs.
Equity Earnings of Affiliates increased $5 million primarily due to higher net earnings at TTX and Conrail.

Employee Counts (Estimated)

	Quarters Ended			Nine Months Ended
	Sep. 30, 2018 (92 days)	Sep. 30, 2017 (92 days)	Change	Sep. 30, 2018 (273 days)	Sep. 30, 2017 (274 days)	Change
Average	22,696	24,608	(1,912)	23,040	25,632	(2,592)
Ending	22,562	24,388	(1,826)	22,562	24,388	(1,826)

Fuel Expense

	Quarters Ended		Nine Months Ended
(Dollars and gallons in millions, except price per gallon)	Sep. 30, 2018 (92 days)	Sep. 30, 2017 (92 days)	Sep. 30, 2018 (273 days)	Sep. 30, 2017 (274 days)
Estimated Locomotive Fuel Consumption (Gallons)	105.2	100.0	318.6	319.7
Price per Gallon (Dollars)	$2.37	$1.87	$2.28	$1.77
Total Locomotive Fuel Expense	$249	$187	$726	$566
Non-Locomotive Fuel Expense	19	18	67	55
Total Fuel Expense	$268	$205	$793	$621

CSX Corporation

OPERATING STATISTICS (Estimated)
Operating performance continued to improve in third quarter 2018, as train velocity and car dwell achieved record levels for the third consecutive quarter despite network impacts from Hurricane Florence. The Company remains focused on delivering further service gains, improving transit times and driving asset utilization while controlling costs.
From a safety perspective, the FRA reportable personal injury frequency index of 0.84 for third quarter 2018 improved year over year driven by a reduction in the number of personal injuries. The FRA train accident frequency rate of 2.76 for the quarter was favorable as a reduction in train accidents outpaced a decline in train miles due to implementing scheduled railroading and more direct routing across the network.
The Company is committed to continuous safety improvement and remains focused on reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Nine Months Ended
	Sep. 30, 2018 (92 days)	Sep. 30, 2017 (92 days)	Improvement / (Deterioration)	Sep. 30, 2018 (273 days)	Sep. 30, 2017 (274 days)	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	17.9	14.0	28%	17.5	14.7	19%
Dwell (Hours) (a)	9.0	12.1	26%	9.7	11.5	16%

Revenue Ton-Miles (Billions) (b)
Merchandise	32.0	29.7	8%	96.2	92.7	4%
Coal	12.0	10.9	10%	34.1	32.1	6%
Intermodal	7.3	7.2	1%	22.0	21.6	2%
Total Revenue Ton-Miles	51.3	47.8	7%	152.3	146.4	4%

Total Gross Ton-Miles (Billions)	102.1	97.0	5%	301.8	298.3	1%
On-Time Originations	85%	74%	15%	84%	81%	4%
On-Time Arrivals	64%	48%	33%	61%	57%	7%

Safety
FRA Personal Injury Frequency Index	0.84	1.48	43%	0.97	1.20	19%
FRA Train Accident Rate	2.76	3.85	28%	3.51	2.99	(17)%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity and dwell differs from that prescribed by the Surface Transportation Board. The Company will continue to report train velocity and dwell to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.
(b) Beginning in first quarter 2018, the calculation of revenue ton-miles was updated to reflect the ton miles for a shipment’s profiled or planned trip, which aligns with the product sold to the customer and recorded as revenue. Prior year has been restated to conform to this change.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation

NON-GAAP MEASURES - UNAUDITED
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.
Prior Year Adjusted Operating Results
Management believes that adjusted operating income, adjusted operating ratio, adjusted net earnings and adjusted net earnings per share, assuming dilution are important in evaluating the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends.
The impact of the restructuring charge and retrospective impact of adoption of a new accounting standard for the third quarter and nine months ended 2017 are shown in the following tables. As noted in Footnote (b) to the consolidated financial statements, the Company adopted the provisions of an accounting standard related to the presentation of net pension and other post-retirement benefit costs during the first quarter 2018 and applied them retrospectively.

	Quarter Ended Sep. 30, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
As Previously Reported - GAAP	$876	68.1%	$459	$0.51
Reclassification of Net Pension and Other Post-Retirement Expense (Benefit)	(8)	0.3	—	—
As Reclassified - GAAP	868	68.4	459	0.51
Restructuring Charge (a)	1	(0.1)	4	—
Adjusted Operating Results (non-GAAP)	$869	68.3%	$463	$0.51
	Nine Months Ended Sep. 30, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
As Previously Reported - GAAP	$2,546	70.2%	$1,331	$1.45
Reclassification of Net Pension and Other Post-Retirement Expense (Benefit)	48	(0.6)	—	—
As Reclassified - GAAP	2,594	69.6	1,331	1.45
Restructuring Charge (a)(b)	226	(2.6)	193	0.21
Adjusted Operating Results (non-GAAP)	$2,820	67.0%	$1,524	$1.66
(a) The restructuring charge was tax effected using rates reflective of the applicable tax amounts for each component of the restructuring charge.
(b) For nine months ended 2017, $70 million of the $296 million restructuring charge was reclassified to non-operating income (expense).

CSX Corporation

NON-GAAP MEASURES - UNAUDITED (Continued)
Adjusted Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions.
The following table reconciles cash provided by operating activities (GAAP measure) to adjusted free cash flow after restructuring, before dividends (non-GAAP measure). The restructuring charge impact to free cash flow was tax effected using the Company's applicable tax rate.

	Nine Months Ended
(Dollars in millions)	Sept. 30, 2018 (273 days)	Sept. 30, 2017 (274 days)
Net Cash Provided by Operating Activities	$3,406	$2,861
Property Additions	(1,240)	(1,462)
Other Investing Activities	249	71
Free Cash Flow (before payment of dividends)	2,415	1,470
Add back: Cash Payments for Restructuring Charge (after-tax) (a)	11	96
Adjusted Free Cash Flow Before Dividends (non-GAAP)	$2,426	$1,566
(a) The Company made cash payments related to the restructuring charge of $14 million and $147 million in nine months ended 2018 and 2017, respectively. The Company also made a $7 million payment in 2017 to the former CEO and President for previously accrued non-qualified pension benefits that is not included in the restructuring charge.